Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand and GlaxoSmithKline Collaboration Identifies New Compound

Ligand Earns Milestone Payment and Amends Agreement with GlaxoSmithKline

SAN DIEGO, Sep 28, 2009 (BUSINESS WIRE) — Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced that pursuant to an amendment to a March 2006 research agreement with GlaxoSmithKline (NYSE:GSK), GSK has agreed to accelerate the timing of a $500,000 payment to Ligand that would otherwise have been required upon the identification of a new lead chemical series for advancement in its alliance with GSK. This chemical series is from a program being evaluated as a potential treatment for inflammatory indications identified through the collaboration. Including this milestone, Ligand has earned a total of $4 million from GSK in connection with the discovery of eight new leads in the collaboration.

In addition, under the amended agreement Ligand and GSK agreed to waive exclusivity on two biological targets, allowing both GSK and Ligand the freedom to pursue independent research programs with such targets in addition to the current alliance programs. Furthermore, pursuant to the amended agreement Ligand will gain full research, development and/or commercialization rights to certain targets and back-up compounds associated with the drug-screening collaboration.

Under the amended agreement, Ligand remains entitled to receive success-based milestone payments from GSK, starting in the preclinical research stage, for each drug development program and potentially up to double-digit royalties on the sales of any product commercialized by GSK under the multi-program alliance.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical agreements and more than 20 molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those regarding timing and results of clinical data for the GSK program, data analysis and evaluation of compounds or related product candidates utility or potential benefits to patients, the potential commercial market and plans for continued development and further studies of the compounds and other related product candidates. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that other trials or evaluations of these compounds and other related product candidates will be favorable or that they will confirm results of previous studies, that data evaluation will be completed or demonstrate any hypothesis or endpoint, that we will receive any milestone payments in the future, that the compounds and other related product candidates will provide utility or benefits to certain patients, that any presentations will be favorably received, or that clinical or commercial development of these compounds or related product candidates will be initiated, completed or successful or that our rights to these compounds and other related product candidates will not be successfully challenged. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in public periodic filings with the Securities and Exchange Commission, available via www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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